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                              Report of Management



We, as members of management of Bank of America, FSB (the Company), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Company's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1996 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1996, the Company complied with the minimum servicing standards set forth in the USAP.

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $190 million and $70 million, respectively.


                                                    /s/Donald J. Atkins
                                                    Donald J. Atkins
                                                    Senior Vice President and
                                                    Nationwide Servicing Manager



BA Mortgage, a Division of Bank of America, FSB.
P.O. Box 26388 Richmond, VA 23260-6388